[LETTERHEAD OF CROUCH, BIERWOLF & CALL]

Securities and Exchange Commission
Washington, DC 20549

We were previously the independent accountants for Teletek, Inc. and on October 10, 1995, we reported on the consolidated financial statements for Teletek, Inc. and subsidiaries as of and for the two years ended June 30, 1994 and 1995. In February, 1996, we were dismissed as independent accountants of Teletek, Inc. We have read Teletek, Inc.'s statements included under Item 9 of its annual report on Form 10-K for the year ended June 30, 1996, and we agree with such statements.

/s/ Crouch, Bierwolf & Call
Crouch, Bierwolf & Call
Salt Lake City, Utah
October 10, 1996